Exhibit 99.1

Pioneer Power Solutions, Inc. Completes the Acquisition of Titan Energy Worldwide, Inc.

FORT LEE, N.J., Jan. 2, 2015 /PRNewswire/ -- On December 31, 2014, Pioneer Power Solutions, Inc. (Nasdaq: PPSI) ("Pioneer" or the "Company") completed the purchase of 100% of the preferred stock of Titan Energy Worldwide, Inc.  (OTC: TEWI) ("Titan") from 24 individual stockholders, and a short-form merger between Titan and a wholly-owned subsidiary of Pioneer. As a result of the merger, each outstanding share of Titan common stock was cancelled and converted into the right to receive $0.0007 per share of Titan common stock.  Furthermore, as a result of the merger, Titan ceased to be a public reporting company and its common stock will no longer be quoted for trading.

Prior to the completion of the transactions above, on December 2, 2014, Pioneer announced its intention to acquire all the outstanding stock of Titan that it did not already own through a series of privately-negotiated transactions and the merger. In addition, at the time, Pioneer announced its intention to purchase all of Titan's convertible and non-convertible notes, and warrants accompanying such notes, from existing holders. As of December 31, 2014, Pioneer had purchased $2.8 million of original principal amount of such notes from 23 individual holders, representing 95% percent of Titan's convertible and non-convertible notes outstanding.

Titan stockholders of record as of December 31, 2014 may receive the merger consideration by completing a letter of transmittal that will be mailed to them by  a paying agent that has been appointed by Pioneer. Stockholders of record may seek additional information by calling the paying agent at the phone number listed in the shareholder materials that will be sent to each shareholder.

Roth Capital Partners acted as financial advisor to Pioneer. Forefront Capital Markets acted as financial advisor to Titan.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. manufactures, sells and services a broad range of specialty electrical transmission, distribution and on-site power generation equipment for applications in the utility, industrial, commercial and backup power markets. The Company's principal products and services include custom-engineered electrical transformers, switchgear and engine-generator sets and controls, complemented by a national field-service organization to maintain and repair power generation assets. Pioneer is headquartered in Fort Lee, New Jersey and operates from 13 additional locations in the U.S., Canada and Mexico for manufacturing, centralized distribution, engineering, sales, service and administration. To learn more about Pioneer, please visit our website at www.pioneerpowersolutions.com.

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company's ability to expand its business through strategic acquisitions, (ii) the Company's ability to integrate acquisitions and related businesses, (iii) the fact that many of the Company's competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services, which may make it difficult for the Company to attract and retain customers, (iv) the Company's dependence on Hydro-Quebec Utility Company and Siemens Industry, Inc. for a large portion of its business, and the fact that any change in the level of orders from Hydro-Quebec Utility Company or Siemens Industry, Inc. could have a significant impact on the Company's results of operations, (v) the potential loss or departure of key personnel, including Nathan J. Mazurek, the Company's Chairman, President and Chief Executive Officer, (vi) the fact that fluctuations between the U.S. dollar and the Canadian dollar will impact the Company's revenues, (vii) the Company's ability to generate internal growth, (viii) market acceptance of existing and new products, (ix) operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor or overhead cost increases, interest rate risk and commodity risk, (x) restrictive loan covenants or the Company's ability to repay or refinance debt under its credit facilities that could limit the Company's future financing options and liquidity position and may limit the Company's ability to grow its business, (xi) general economic and market conditions in the electrical equipment, power generation, commercial construction, industrial production, oil and gas, marine and infrastructure industries, (xii) the impact of geopolitical activity on the economy, changes in government regulations such as income taxes, climate control initiatives, the timing or strength of an economic recovery in the Company's markets and the Company's ability to access capital markets, (xiii) the fact that unanticipated increases in raw material prices or disruptions in supply could increase production costs and adversely affect the Company's profitability, (xiv) the fact that the Company's Chairman controls a majority of the Company's combined voting power, and may have, or may develop in the future, interests that may diverge from yours and (xv) the fact that future sales of large blocks of the Company's common stock may adversely impact the Company's stock price. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

CONTACT:
Brett Maas, Managing Partner
Hayden IR
(646) 536-7331
brett@haydenir.com

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